Exhibit 99.2

November 12, 2003

Howard Amster

23811 Chagrin Blvd.

#200

Beachwood, Ohio 44122-5525

(Via facsimile number (216) 595-0989 and Federal Express)

Gary J. Skoien

c/o The Prime Group, Inc.

77 West Wacker Drive

Suite 4200

Chicago, Illinois 60601

(Via facsimile number (312) 917-0911 and Federal Express)

Gentlemen:

Reference is made to that certain Voting Agreement (the “Voting Agreement”), entered as of July 8, 2003 between each of you (the “Individual Holders”) and Prime Outlets Acquisition Company, LLC (“Prime Outlets”).  Notwithstanding the provisions of the Voting Agreement, Prime Outlets hereby releases each of the Individual Holders from all obligations and liabilities of such Individual Holders under the Voting Agreement and relinquishes all of its rights under the Voting Agreement. Without limiting the foregoing, Prime Outlets hereby relinquishes all proxies and powers of attorney granted to Prime Outlets (or any nominees of Prime Outlets) under the Voting Agreement with respect to the Securities (as defined in the Voting Agreement).

Very truly yours,

PRIME OUTLETS ACQUISITION COMPANY, LLC

By:	s/ David Lichtenstein
David Lichtenstein, President